Exhibit 16.1

Cordovano and Honeck LLP

Certified Public Accountants

201 Steele Street

Suite 300

Denver, Colorado 80206

(303) 329-0220 Phone

(303) 316-7493 Fax

April 28, 2005

Securities and Exchange Commission

450 Fifth Street, NW

Washington, D.C. 20549

Re:

TechnoConcepts, Inc. (formerly Technology Consulting Partners, Inc.)

Commissioners:

We were previously the principal accountants for TechnoConcepts, Inc. (formerly Technology Consulting Partners, Inc.), and we reported on the financial statements of Technology Consulting Partners, Inc. as of September 30, 2003 and 2002, and for the two years then ended.  We have not provided any audit or review services to TechnoConcepts, Inc. since the audit of the September 30, 2003 financial statements.  On August 27, 2004, our appointment as principal accountants was terminated.  We have read TechnoConcepts, Inc.'s statements which we understand will be filed with the Commission pursuant to Item 4 of Form 8-K, as part of the Company’s Form 8-K dated May 2, 2005.  We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ Cordovano and Honeck LLP

Cordovano and Honeck LLP